EXECUTIVE CONSULTING AGREEMENT

THIS EXECUTIVE CONSULTING AGREEMENT (the “Agreement”), executed this ___ day of June 2019, is by and between on the one hand, Ehave, Inc., an Ontario corporation, with a headquarters address of 203-277 Lakeshore Road East, Oakville, ONT L6J 6J3 (the “Company”) and on the other hand, Benjamin Kaplan, an individual (“Consultant”), with an address of 1800 S Ocean Drive, PH2 Hallandale Beach. FL 33309.

RECITALS

WHEREAS, the Company wishes to engage Consultant and Consultant wishes to become engaged to perform services for the Company as its Chief Executive Officer, pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties understand and agree as follows:

1. Engagement of Consultant. The Consultant is hereby engaged to perform the services of the Company’s Chief Executive Officer during the Term (as defined herein). Consultant will render such services for the Company and devote such business time to the Company as Consultant deems necessary to faithfully and diligently promote the business affairs and interests of the Company. Consultant shall report to and be directed by the Company’s Board of Directors. Consultant’s services will be rendered subject to and in accordance with the policies, controls, rules and procedures of the Company incorporated herein by reference and as provided to Consultant prior to Consultant’s execution of this Agreement. During the Term, Consultant will be based in the Consultant’s home office although Consultant may be required to travel to other locations as may be required, and to perform services in such other locations as requested by the Company or as appropriate to performing his services for the Company.

2. Specific Duties and Services. Consultant shall perform his services as Chief Executive Officer as such terms are commonly defined in the industry, when representing the Company or the Company’s subsidiaries to the best of his ability and perform such managerial and operational services, as are customarily rendered by persons engaged in the same or a similar executive capacity and such other services as the Company’s Board of Directors may reasonably require from time to time. Consultant agrees to comply with the Company’s policies, standards of professional conduct, and comply with the Company’s instructions, directions, requests, rules and procedures as may be issued by the Company from time to time.

3. Term. On the terms and subject to the conditions set forth herein, the Company hereby engages Consultant and Consultant hereby accepts such engagement for an initial term of twelve (24) months commencing on the date hereof (the “Initial Term”) subject to the termination provisions as set forth herein. The Agreement will automatically renew for an additional twelve-month period (the “Subsequent Term”) upon the conclusion of the Initial Term unless it is previously terminated per the termination provisions as set forth herein, or either party advises the other not later than April 30, 2020, that this Agreement will not be renewed. The Initial Term and the Subsequent Term will be collectively referred to herein overall as the “Term”. Following the Term, by a written mutually agreed-to addendum to this Agreement, this Agreement may be further extended.

4. Compensation and Expense Reimbursements.

(a) Compensation. In consideration for the obligations by the parties hereunder, the Company shall pay Consultant a Consulting Fee as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof.

(b) Stock Grant. Consultant shall receive the Stock Grant as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof.

(c) Expenses. All pre-approved, legitimate business expenses reasonably incurred by Consultant in carrying out the responsibilities and obligations under this Agreement and promoting the Company’s business will be reimbursed, including mileage and travel expenses in accordance with IRS guidelines. Consultant shall be reimbursed for all such legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an “Expense Report”). Such Expense Report shall include the level of detail that is required of other Company executives. Such reimbursement will be made within 30 days after the submission of such Expense Report. Consultant’s reporting and expense reimbursement are governed by Company policies which are incorporated herein by reference as may be amended from time to time during the term of Employment and subject to monthly review of the Company’s finance and accounting departments. Notwithstanding the foregoing the Consultant shall have an accountable expense allowance of $1,000 per month.

(d) Assistant. The Company will pay up to $400 per week for Consultant to hire an assistant exclusively for Company matters.

5. Covenants.

(a) Acknowledgment. Consultant agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is nonpublic, confidential or proprietary in nature. Consultant acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation for quality and dependability. Consultant agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Consultant recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by Consultant against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. Consultant further agrees that Consultant’s obligations under this Section 5 shall be absolute and unconditional.

(b) Compliance with Securities Laws. Consultant is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any persons who has received material, non-public information (“Insider Information”) from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. The Consultant hereby understands and acknowledges that in receiving the Confidential Information (as hereinafter defined), he may be receiving information that may be regarded as Insider Information under the United States securities laws and shall abide by any and all said restrictions pertaining to the purchase or sale of securities of the Company, its subsidiaries or affiliates, or its successors, as imposed by U.S. Federal and State law and regulation.

(c) Non-Solicitation or Interference. During the Term, Consultant shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company’s business, including without limitation by: (i) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or its parents, subsidiaries, affiliate and/or divisions (the “Company Entities”) to terminate her, his or its relationship with the Company or the Company Entities, (ii) hiring any such officer, director, employee, agent, consultant, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged, (iii) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants or representatives of the Company or the Company Entities, to become officers, directors, employees, agents, consultants, customers, representatives or any other person or concern, of another business, enterprise or entity, (iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the Company Entities, or (v) influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his or its business or patronage from the Company or the Company Entities to any Competitor of the Company or the Company Entities.

(d) Confidential Information. During and at all times after the Term, Consultant shall keep secret this Agreement, all non-public information, matters and materials of the Company or the Company Entities, including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company or the Company Entities, products or product development, processes, product specifications and formulations, artwork, designs, websites, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information presently owned, or at any time in the future developed by the Company or the Company Entities, its agents, or consultants, actually or potentially used in the operation of the Company’s business, or obtained from third parties under an agreement of confidentiality (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom Consultant has been instructed to make disclosure by the Company, in each case only to the extent required in the course of Consultant’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Company to the extent possible, or (iii) to Consultant’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of Consultant, provided such information is not in the public domain as a consequence of disclosure by Consultant in violation of this Agreement or by any other party in violation of a confidentiality or non disclosure agreement with the Company. Upon termination of Consultant’s engagement for any reason, or whenever requested by the Company, Consultant shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company, the Company Entities and affiliates. Consultant hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Information by any mean whatsoever and any time before, during or after the Consultant’s engagement with the Company shall constitute a material breach of this Agreement.

(e) Remedies for Breach; Injunctive Relief. The Company and Consultant agree that any restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Consultant acknowledges that by virtue of his position with the Company, Consultant will be given access to the Company’s and the Company subsidiaries’ trade secrets and Confidential Information. Consultant acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenant by Consultant for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Consultant of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 5 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Consultant, and Consultant hereby consents to the entry of such relief against his and agrees not to contest such entry. Such relief shall be in addition to, and not in substitution of, any other remedies available to the Company. Consultant shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 5 or otherwise, in the event of any breach of any provision of this Section 5 during the period during which Consultant is entitled to receive payments and Benefits pursuant to Section 7, such period shall terminate as of the date of such breach and Consultant shall not thereafter be entitled to receive any salary or other payments or Benefits under this Agreement.

(f) Modification and Survival. Consultant hereby agrees that each provision in this Section shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 5 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by Consultant and Consultant for such obligations. Consultant further acknowledge that after termination of his engagement with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 5 and Consultant’s ability to earn a livelihood without violating such covenants is a material condition to his engagement with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 5 are not reasonable, that consideration is inadequate or that Consultant has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 5 as will render such restrictions valid and enforceable. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity. The terms of this Section 5, shall survive the termination or expiration of Consultant’s engagement with the Company and this Agreement, but only to the extent of the time limitations as set forth herein.

6. Proprietary Rights.

(a) Property Rights; Intellectual Property. All documents, notes, sales and marketing strategies, projections, forecasts, business plans and presentations, sales and revenue projections or estimates, created by Consultant at any time during the Term or any extension thereof, including without limitation the Consultant’s work product, are works for hire and shall be the exclusive property of the Company, and the Company Entities in perpetuity (the “Property Rights”). The Company and the Company Entities own or shall own all right, title and interest throughout the Universe, in any of Consultant’s and the Company’s and the Company Entities work product and all copyright, trademark and other intellectual property rights in and related thereto throughout the Universe, in perpetuity (“Intellectual Property”). All documents or other tangible property and concepts or inventions, including Internet and other electronic media, relating in any way to the business of the Company or the Company Entities which are conceived or generated by Consultant or come into Consultant’s possession during or by virtue of his engagement with the Company shall be and remain the property of the Company and the Company Entities. Consultant must return all such documents and tangible property to the Company on termination of this Agreement for any reason or at such earlier time as the Company may request in writing.

(b) Works Made for Hire. Consultant acknowledges and agrees that Consultant is and has been retained by the Company to create work product and on a work-made for-hire basis for the Company. In this regard, the Company, and not Consultant, is the sole and exclusive owner of authorship and ownership of all right, title and interest in and to any part of the work product, and any portion of the fruit, proceeds, lay-outs, story boards, slogans, designs, flow charts, etc., created, written, developed, finished, produced, disclosed or acquired by Consultant, alone or in collaboration with others, during Consultant’s engagement with the Company (collectively, the “Work Product”) and any portion of the Intellectual Property are deemed to vest in or be owned by the Company as a work-made-for-hire or by operation of law or otherwise. Notwithstanding the foregoing, upon the termination of the Agreement or earlier termination, the Company has the right to use any Work Product, Property Rights, and Intellectual Rights in perpetuity. Insofar as the authorship and ownership of all right, title and interest in and to any part of the Work Product and any portion of the Intellectual Property are not deemed to vest in or be owned by the Company as a work-made for-hire or by operation of law or otherwise, Consultant agrees to and hereby does assign, sell, transfer, grant and convey to the Company (without the necessity of any further consideration, documentation or further acts by either party) the entirety of whatever right, title and interest Consultant has in the Intellectual Property. At the Company’s request, Consultant shall execute any documents reasonably required by the Company to confirm, establish, record, file applications for, renew or maintain the Company’s rights and ownership in the Intellectual Property worldwide and will cooperate fully with the Company in connection with any or all of these efforts. The Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in such work product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of the Company. If, for any reason, the Work Product does not qualify as “work made for hire,” Consultant is deemed to have hereby irrevocably sold, assigned and transferred to the Company all such copyrights.

7. Termination. The Company has the right to terminate this Agreement and Consultant’s engagement with the Company on the earlier of (i) the expiration of the Term or (ii) the first to occur of any of the following:

(a) Death. This Agreement shall automatically terminate upon the date of Consultant’s death. In such event, the Company shall pay to Consultant any amounts due and owing to pursuant hereto as of the date of death, and thereafter the Company shall have no further liability or obligation hereunder to Consultant, his executors, legal representatives, administrators, heirs or assigns.

(b) Failure to Render Service. The Company in its sole option may terminate this Agreement on the date that is seven (7) consecutive days from the date that the Consultant is unable fully to perform the Consultant’s essential duties and responsibilities hereunder to the full extent required by the Board of Directors of the Company by reason of illness, incapacity, injury, disability from a physical or mental condition, or by reason of any statute, law, ordinance, regulation, order, judgment or decree. During such seven (7) day period, the Consultant shall continue to be compensated as provided in this Agreement. Consultant agrees, in the event of any dispute under this Section, to submit to a physical examination by a licensed physician selected by the Board of Directors of the Company.

(c) Cause. The Company may terminate this Agreement at any time immediately, upon notice to Consultant, for “cause.” For purposes of this Agreement, “cause” shall mean Consultant’s:

(i) Commission of any act of fraud, misappropriation or personal dishonesty relating to or involving the Company in any material way;

(ii) The commission of any negligent act or omission in the performance of Consultant’s duties which he owes the Company;

(iii) Violation of any express direction of the Company or any material violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its Consultants and/or its business, if such violation is not cured by Consultant within thirty (30) days of receiving notice of such violation from the Company;

(iv) Demonstrably willful and deliberate violation of any obligation owed by Consultant to the Company;

(v) Material disclosure or use of Confidential Information, other than as required in the performance of Consultant’s duties under this Agreement;

(vi) Abandonment of or the refusal to perform any the duties required of Consultant under this Agreement; or

(vii) Sexual or other unlawful harassment.

(d) Without Cause.

(i) At and for the Company’s sole convenience and in its sole discretion and without specifying any cause as set forth in this Section, the Company may terminate this Agreement at any time upon four (4) weeks advance written notice to Consultant during the Term (the “Termination Notice Period”).

(ii) At any time during the Term by mutual written agreement of the Company and the Consultant.

In the sole event of termination “Without Cause” by the Company (and not by Consultant), the Company agrees to pay Consultant the Consulting Fee, pro-rata, during the Termination Notice Period during which time the Consultant shall continue to perform services for the Company in full accordance with this Agreement, and a termination fee (“Termination Fee”) equivalent to one month’s Consulting Fee within seven (7) days of the effective date of termination. It is understood by the Parties that from the effective date of said termination above through the date of payment of the Termination Fee that the Consultant shall not perform any Services for the Company, nor be involved in its business in any manner.

Upon termination of this Agreement for any reason, the rights and duties of the Parties under this Agreement shall terminate, except however, any provisions that by necessity need to remain in effect in the reasonable judgment of the Company shall survive any such termination. Termination of Consultant’s engagement under this Section 7 will not limit the Company’s rights and remedies against Consultant under this Agreement, at law or in equity.

(e) Early Termination By Consultant.

a.	Failure to Secure Voting Agreement. Upon the Effective Date hereof Consultant will seek to enter into an agreement with the representatives of a majority of the outstanding shares in order to secure that number of votes needed to approve any merger or acquisition that Consultant believes would be in the best interest of the Company. If within thirty (30) days of the date hereof Consultant is unable to secure such agreement he may terminate this Agreement by providing the Company 7 calendar days notice.

b.	Without Cause. Consultant may terminate this Agreement for any reason upon four (4) week’s written notice to the Company. In the event such termination prior to the expiration of the Term, the Company’s only obligation will be to pay Consultant any accrued but unpaid Consulting Fee, including any part of the Stock Grant, earned prior to the date of termination, any expenses incurred prior to the date of termination that have not been reimbursed and any benefits then payable under the Company’s benefit plans.

(f) Post Termination Conditions. Upon termination of Consultant’s engagement with or without Cause, Consultant agrees that for a period of one (1) year he will cooperate with and assist the Company with any litigation as may be requested by the Company, including without limitation, assisting the Company, at the Company’s sole request and expense, in the preparation of litigation (including testifying).

8. Termination upon Change of Control

(a) Termination. If Consultant’s engagement is terminated by the Company for Cause or without Cause after a Change in Control, Consultant shall be entitled to severance benefits as stated as follows: a payment of all compensation and benefits owed Consultant throughout the remainder of the Term, or three (3) months of such compensation and benefits, whichever is less.

(b) Change in Control. For purposes of this Agreement, a Change of Control of the Company shall be deemed to have occurred at such time as:

(i)	Change in Ownership. any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

(ii)	Sale. Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(iii)	Liquidation. a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

(iv)	Board Determination. the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

9. Customers, Suppliers. Consultant has not, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or the Company subsidiaries.

10. Certain Activities. During the Term, Consultant shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or the Company subsidiaries in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or the Company subsidiaries (ii) use any corporate or other funds for unlawful contributions , payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

11. Independent Contractor. The relationship between the Company and Consultant established by this Agreement is that Consultant is an independent contractor of the Company, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. Consequently, as an independent contractor, Consultant is not an employee, partner or agent of the Company. Consultant shall not be entitled to nor receive any benefit normally provided to Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay. The Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement. Consultant shall also be responsible for maintaining its own insurance coverage, including general liability and worker’s compensation coverage, if applicable, within coverage limits as may be required by Company and as may be required by third-parties who are using Consultant’s services in whole or part.

12. Indemnification.

(a) Indemnification of Consultant by the Company. The Company shall indemnify, defend and hold Consultant, its subsidiaries, affiliates, officers, directors and employees harmless from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of any kind (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims”) which arise out of or result from any breach or alleged breach of this Agreement by the Company. Consultant shall be covered by any directors and officers insurance policies (the “D&O Insurance”), with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Consultant shall be responsible for procuring the D&O Insurance and the Company shall provide a budget of up to $100,000 for payment of premiums.

(b) Indemnification of the Company by Consultant. Consultant shall indemnify, defend and hold harmless Company, its subsidiaries, affiliates, officers, directors and employees, from and against any and all Claims which arise out of, or result from, any breach or alleged breach of this Agreement by Consultant or any claim arising out of any false and misleading statements, advertising or marketing, or arising out of Consultant’s gross negligence or wanton or willful misconduct in the performance of its obligations under this Agreement.

13. Miscellaneous.

(a) Notice. Any notice or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, (iii) one day after delivery to an overnight delivery courier (i.e., Federal Express), or (iv) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows (or any other such address as one party may specify by notice to the other):

As to the Company:	Ehave, Inc.
203-277 Lakeshore Road East
Oakville, ONT L6J 6J3

As to Consultant:	Benjamin Kaplan
1800 S. Ocean Dr. PH2
Hallandale Beach, FL 33309

(b) Conformity to Law. If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

(c) Attorney’s Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.

(d) Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(e) Headings. The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

(f) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

(g) Entire Agreement. This Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement.

(h) Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(i) Successors and Assigns. This Agreement shall be binding upon Consultant without regard to the duration of his engagement with the Company or reasons for the cessation of such engagement, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Consultant are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder, provided such assignee has the capability of fulfilling the Company’s obligations to the Consultant pursuant to this Agreement. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(j) Governing Law. The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the Province of Ontario without regard to conflicts of law principles.

(k) Arbitration. In the event of any controversy or claim arising out of or relating to this contract, or the breach thereof, the parties hereto agree first to try and settle the dispute by mediation, administered by the International Centre for Dispute Resolution under its Mediation Rules. If settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim arising out of or relating to this contract shall be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution.

The International Expedited Procedures of the International Centre for Dispute Resolution shall apply regardless of the amount in dispute. All disputes shall be heard by a panel of three arbitrators. The place of arbitration shall be Toronto, Ontario Canada.

(l) Jury Trial Waiver. COMPANY AND CONSULTANT SHALL AND HEREBY DO WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT THE COMPANY FROM ANY REMEDIES AVAILABLE HEREIN.

(m) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

EHAVE, INC.		CONSULTANT

By:		By:
Name:	Binyomin Posen		Benjamin Kaplan
Tile:	Director

EXHIBIT A

COMPENSATION RIDER

1. Consulting Fee.

(a) During the Initial Term, the Company shall pay Consultant a fee of $15,000.00 per calendar month (the “Consulting Fee”) on or before the fifth (5th) calendar day of each month for services to be performed by the Consultant for that calendar month. Therefore, the total Consulting Fee payable per each twelve (12) month period of the Initial Term shall be $180,000.

(b) Not less than yearly, the Board of Directors shall evaluate the Consulting Fee in light of the performance of the Consultant and the Company and in its discretion increase such fee as the Board deems appropriate. The Board may also award a bonus in the form of cash or additional equity in the Company.

2. Stock Grant – Commencement Incentive.

(a) As an incentive for entering this agreement and agreeing to forgo other opportunities the Company hereby grants to the Consultant that number of shares of common stock of the Company equal to 5% of the issued and outstanding common shares on the date hereof (the “Shares”).

(b) Consultant understands and acknowledges that Shares will constitute restricted stock of the Company subject to the limitations on transfer and resale under U.S. securities law and regulation.

3. Stock Grant – Significant Transaction

(a) Upon the Company closing a Significant Transaction the Consultant shall be granted that number of shares of common stock of the Company equal to 5% of the issued and outstanding common shares on the closing date of such Significant Transaction.

(b) A “Significant Transaction” shall mean a merger with or acquisition of an operating Company with revenue or assets in excess of $5,000,000 (Five Million Dollars) or the listing of the Company on the NASDAQ Market, the NYSE American or other National Market.

Company Initials:

Consultant Initials: